Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 2, 2015 with respect to the consolidated financial statements of DAVIDs TEA Inc. in the Registration Statement on Form F-1 for the registration of common shares of DAVIDs TEA Inc..

/s/ Ernst & Young LLP(1)

Montreal, Canada

April 2, 2015

(1) CPA auditor, CA, public accountancy permit no. A112179